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                                 UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*


                            Patterson Energy, Inc.
     -----------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.01 Per Share
     -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    703414110
                   ----------------------------------------
                                 (CUSIP Number)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 pages
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CUSIP NO. 703414110                     13G                Page 2 of 5 Pages

---------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                              Cloyce A. Talbott
                          Soc. Sec. No. ###-##-####
---------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                  (a)      [ ]     Not Applicable
                  (b)      [ ]     Not Applicable
---------------------------------------------------------------------------
   3      SEC USE ONLY

---------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.A
---------------------------------------------------------------------------
    NUMBER OF SHARES       5      SOLE VOTING POWER
   BENEFICIALLY OWNED                     Not applicable
   BY EACH REPORTING
      PERSON WITH
                          -------------------------------------------------
                           6      SHARED VOTING POWER
                                          Not applicable

                          -------------------------------------------------
                           7      SOLE DISPOSITIVE POWER
                                          Not applicable

                          -------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                          Not applicable

---------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  Not applicable

---------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)
                  Not applicable

---------------------------------------------------------------------------

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  CUSIP NO. 703414110                   13G                PAGE 3 OF 5 PAGES



---------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  Not applicable
---------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)
                  IN

---------------------------------------------------------------------------

              ITEM 1(a)   NAME OF ISSUER:

                 Patterson Energy, Inc.

              ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 4510 Lamesa Highway
                 Snyder, Texas  79549

              ITEM 2(a)   NAME OF PERSON FILING:

                 Cloyce A. Talbott

              ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                 RESIDENCE:

                 4510 Lamesa Highway
                 Snyder, Texas  79549

              ITEM 2(b)   CITIZENSHIP:

                 United States of America

              ITEM 2(d)   TITLE OF CLASS OF SECURITIES

                 Common Stock, par value $0.01 Per Share

              ITEM 2(e)   CUSIP NUMBER:

                 703414110

              ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b), CHECK
                               WHETHER THE PERSON FILING IS A:

                 (a)  [ ]       Broker or Dealer registered under Section 15 of
                                the Act.

                 (b)  [ ]       Bank as defined in section 3(a)(6) of the Act.





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  CUSIP NO. 703414110                   13G                PAGE 4 OF 5 PAGES




                 (c)  [ ]      Insurance Company as defined in section 3(a)(19)
                                  of the Act.

                 (d)  [ ]      Investment Company registered under section 8 of
                                  the Investment Company Act.

                 (e)  [ ]      Investment Adviser registered under section 203
                                  of the Investment Advisers Act of 1940.

                 (f)  [ ]      Employee Benefit Plan, Pension Fund which is
                                  subject to the provisions of the Employee
                                  Retirement Income Security Act of 1974 or
                                  Endowment Fund; see Section  240.13d-1(b)(1)
                                  (ii)(F).

                 (g)  [ ]      Parent Holding Company, in accordance with
                                  Section  240.13d-1(b)(ii)(G) (Note: See
                                  Item 7).

                 (h)  [ ]      Group, in accordance with Section  240.13d-1(b)
                                  (1)(ii)(H).

              ITEM 4.     OWNERSHIP

                       (a)  Amount Beneficially Owned:

                             Not Applicable

                       (b)   Percent of Class:

                             Not Applicable

                       (c)   Number of shares as to which such person has:

                             (i)    sole power to vote or to direct the vote:
                                    Not Applicable
                             (ii)   shared power to vote or to direct the vote:
                                    Not Applicable
                             (iii) sole power to dispose or to direct the disposition of: Not Applicable
                             (iv) shared power to dispose or to direct the disposition of: Not Applicable

              ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                       If this statement is being filed to report the fact that
             as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]





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  CUSIP NO. 703414110                   13G                PAGE 5 OF 5 PAGES




              ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                     Not applicable.

              ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                       Not applicable.

              ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                             THE GROUP.

                       Not applicable.

              ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                       Not applicable.

              ITEM 10.       CERTIFICATION.

                       Not applicable.

              SIGNATURE.

                       After reasonable inquiry and to the best of my knowledge
              and belief, I certify that the information set forth in this statement is true, complete and correct.




              Date:  October 20, 1997            /s/ Cloyce A. Talbott
                                                 -------------------------------
                                                 Cloyce A. Talbott, Individually





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